Exhibit 23.1




            Consent of Independent Registered Public Accounting Firm


To Oiltek, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated March 31, 2008, relating to the financial statements of Oiltek, Inc. for the year ended December 31, 2006 and for the period August 7, 2006 (inception) to December 31, 2007.



/s/ Bernstein & Pinchuk LLP

New York, New York
July 28, 2008